                                                                    EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

For Further Information contact:    Dean Danner, President
                                    Jeff Nigl, Chief Financial Officer
                                    (262) 542-5600 * http://www.etcia.com

ETC ANNOUNCES FIRST QUARTER 2003 RESULTS

WAUKESHA, WISCONSIN, April 28, 2003
ELECTRONIC TELE-COMMUNICATIONS, INC.
OTC Bulletin Board - Symbol ETCIA

Electronic Tele-Communications, Inc. (ETC) today reported its first quarter 2003 results. Sales for the quarter were $719,944 compared to $1,109,558 for the 2002 first quarter. This yielded a net loss for the quarter of $359,590 or $0.14 per Class A common share, compared to a loss of $136,432 or $0.05 per share for the first quarter of 2002.

Commenting on the first quarter results, ETC President Dean Danner said, "Sales in the first quarter of 2003 were similar to the two previous quarters, and significantly below expectations. As reported by others in our industry, telephone carrier spending has not begun to recover. The mild recovery that we felt in the first half of 2002 fizzled out in the third quarter and has yet to re-kindle. Although we believe there is an increase in pent-up needs, we are not yet seeing an increase in spending to satisfy those needs."

"As a result of the continued downturn in the industry, ETC implemented additional cost reduction measures during the first quarter designed to improve our financial performance as the year progresses. Unfortunately, these reductions will affect how quickly we can introduce new products and services and will impact how quickly ETC can react once the industry recovery really begins."

"On the positive side, ETC released additional features on its Emcee system in the first quarter, including additional voice mail features and SS7 signaling compatibility. We are also releasing new features on our Z-10 TWT (Time Weather Temperature) systems including support for longer advertisements as requested by our customers. ETC remains committed to on-going support of these products and the expansion of their capabilities to meet the needs of the industry."

Electronic Tele-Communications is a supplier of Voice Application Processing Platforms to domestic and foreign telephone utilities and of messaging systems to the commercial market. ETC's equipment provides a wide range of audio information and call handling services via telephone networks, computer networks, and the Internet. ETC, with corporate headquarters in Waukesha, Wisconsin also has operations in Norcross, Georgia.

Certain statements in this press release which are not historical facts are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Any "forward-looking" statements are provided in compliance with the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements involve a number of risks and uncertainties including, but not limited to, technology changes, backlog, acquisitions, status of the economy, governmental regulations, sources of supply, expense structure, product mix, major customers, level of order flow, competition, litigation, and other risk factors detailed in the Company's filings with the Securities and Exchange Commission. Investors are encouraged to consider the risks and uncertainties included in those filings.

                                    - MORE -

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Electronic Tele-Communications, Inc.

Statements of Operations:

                                                                      (unaudited)
                                                                  Three Months Ended
                                                                       March 31
                                                             2003                   2002
Net sales                                                   719,944              1,109,558
Cost of products sold                                       441,351                542,284
Gross profit                                                278,593                567,274

Operating expenses:
 General and administrative                                 182,079                192,930
 Marketing and selling                                      218,214                273,822
 Research and development                                   235,998                234,824
                                                            636,291                701,576

Earnings (loss) from operations                            (357,698)              (134,302)
Other income (expense)                                         (892)                (1,130)

Earnings (loss) before
 income taxes                                              (358,590)              (135,432)
Income taxes                                                  1,000                  1,000
Net earnings (loss)                                        (359,590)              (136,432)

Basic and diluted earnings (loss) per share:
  Class A common                                              (0.14)                 (0.05)
  Class B common                                              (0.14)                 (0.05)

Weighted average shares outstanding
 for basic and diluted                                    2,509,147              2,509,147




Selected Balance Sheet Data:

                                                        (unaudited)
                                                           Mar 31                Dec 31
                                                            2003                  2002
Current assets                                            1,953,141             2,060,129
Total assets                                              3,350,932             3,558,200
Current liabilities                                         965,744               797,753
Total liabilities                                         1,304,770             1,152,448
Stockholders' equity                                      2,046,162             2,405,752


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